EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator of the
GAINSCO, INC. 401(k) Plan

We consent to the incorporation by reference in the Registration Statements (No. 333-33590 and No. 333-34614) on Form S-8 of GAINSCO, INC. of our report dated May 19, 2006, with respect to the statement of net assets available for benefits of the GAINSCO, INC. 401(k) Plan as of December 31, 2005, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of the GAINSCO, INC. 401(k) Plan.

/s/ Lane Gorman Trubitt, L.L.P.

Dallas, Texas
June 15, 2006